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                                                   Exhibit 11.01

                    DIGITAL LINK CORPORATION
        STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
        (In thousands, except per share data, unaudited)

                             Quarter  Ended     Six  Months Ended
                                June 30,             June 30
                              1996      1995      1996     1995

Primary:

Net income                    $  852    $1,382   $  1,408  $2,625

Weighted average number of
    shares from:
      Common shares
          outstanding          9,082     8,749      9,045   8,703
      Common equivalent shares
          from stock options
          outstanding            367       733        356     760

Common and common equivalent
    shares used in computing
    per share amounts          9,449     9,482      9,401   9,463

Net income per share          $ 0.09    $ 0.15     $ 0.15  $ 0.28


Note: There is no material difference in the computation of net income per share on a fully diluted basis.

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